Advantage Solutions completes sale of Jun Group

ST. LOUIS, July 31, 2024 — (GLOBE NEWSWIRE) – Advantage Solutions Inc. (NASDAQ: ADV), a leading business solutions provider to consumer goods manufacturers and retailers, today announced it has completed the sale of digital advertising platform Jun Group to Verve Group SE, a Swedish digital advertising company formerly known as Media and Games Invest SE.

Gross proceeds from the sale, which was announced in June, are approximately $185 million.

Advantage received approximately $130 million in cash at close. As part of the purchase agreement, Verve Group is slated to pay two additional installments 12 months and 18 months post-close.

Advantage plans to use the majority of initial proceeds to pay down debt and reinvest in the business. The company remains committed to reducing its net leverage ratio over the long-term to less than 3.5 times.

“The sale of Jun Group represents another significant step that will enable Advantage to sharpen our focus on providing industry leading services to our retailer and CPG clients,” said Dave Peacock, CEO of Advantage Solutions. “This largely completes our business portfolio simplification, enabling us to invest strategically into growth while reducing our debt.”

About Advantage Solutions

Advantage Solutions is a leading provider of outsourced sales, experiential and marketing solutions uniquely positioned at the intersection of brands and retailers. Our data- and technology-driven services — which include headquarter sales, retail merchandising, in-store and online sampling, digital commerce, omnichannel marketing, retail media and others — help brands and retailers of all sizes get products into the hands of consumers, wherever they shop. As a trusted partner and problem solver, we help our clients sell more while spending less. Advantage has offices throughout North America and strategic investments in select markets throughout Africa, Asia, Australia, Latin America and Europe through which the company serves the global needs of multinational, regional and local manufacturers. For more information, please visit advantagesolutions.net.

Media:

Peter Frost
press@advantagesolutions.net

Investors:

Ruben Mella

investorrelations@advantagesolutions.net